THE AEGIS FUNDS
DISTRIBUTION PLAN

Distribution Plan (the “Plan”) of The Aegis Funds (the “Trust”) in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”).

SECTION 1. DISTRIBUTOR; ADVISOR

The Trust has entered into a Distribution Agreement with Quasar Distributors, LLC (the Distributor”) whereby the Distributor acts as principal underwriter of the shares (“Shares”) of each series of the Trust listed in Appendix A (each, a “Fund” and collectively, the “Funds”), and has entered into an investment advisory agreement with Aegis Financial Corporation (the “Advisor”) whereby the Advisor acts as investment adviser to the Funds, in a form satisfactory to the Fund’s Board of Trustees (the “Board”).

SECTION 2. DISTRIBUTION EXPENSES

The Fund may reimburse the Distributor for the distribution expenses incurred by the Distributor on behalf of the Fund’s Class A Shares of up to 0.25% per annum of the Class A Shares’ average daily net assets in accordance with the following:

(a) On behalf of Class A, the Distributor may incur expenses for any distribution-related purpose it deems necessary or appropriate, including: (i) any sales, marketing and other activities primarily intended to result in the sale of Class A Shares, (ii) reviewing the activity in Fund accounts; (iii) providing training and supervision of the Fund’s personnel; (iv) maintaining and distributing current copies of prospectuses and shareholder reports; (v) advertising the availability of its services and products; (vi) providing assistance and review in designing materials to send to customers and potential customers and developing methods of making such materials accessible to customers and potential customers; (vii) responding to customers’ and potential customers’ questions about the Fund; (vii) compensating other persons for providing assistance in distributing the Class A Shares; (viii) reimbursement to the Advisor of the Advisor's distribution related expenses, including expenses of employees of the Advisor who train or educate others with respect to the Fund and the investment techniques employed to achieve the Fund’s investment objective; and (ix) compensating other persons for providing ongoing account services to shareholders (including establishing and maintaining shareholder accounts, answering shareholder inquiries, and providing other personal services to shareholders). Expenses for such activities include compensation to employees, and expenses, including overhead and telephone and other communication expenses, of Distributor and various financial institutions or other persons who engage in or support the distribution of Class A Shares, or who respond to shareholder inquiries regarding the Fund’s operations; the incremental costs of printing (excluding typesetting) and distributing prospectuses, statements of additional information, annual reports and other periodic reports for use in connection with the offering or sale of Class A Shares to any prospective investors; and the costs of preparing, printing and distributing sales literature and advertising materials used by Distributor or others in connection with the offering of Class A Shares for sale to the public.

(b) The schedule of such reimbursements and the basis upon which they will be paid shall be determined from time to time by the Board. Expenses of the Distributor incurred during a fiscal year of the Fund may be submitted to the Fund for reimbursement up to 90 days after that fiscal year end. The Fund’s Principal Financial Officer must pre-approve the reimbursement of Distributor expenses incurred during a fiscal year and submitted for reimbursement more than 90 days after that fiscal year end.

SECTION 3. REVIEW AND RECORDS

(a) The Fund and the Distributor shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Fund and the Distributor and identifying the activities for which the expenditures were made.

(b) The Fund shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.

SECTION 4. EFFECTIVENESS; DURATION; AND TERMINATION

(a) The Plan shall become effective upon approval by (i) a vote of at least a majority of the outstanding voting securities of the Fund, if applicable, and (ii) the Board, including a majority of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the “Qualified Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

(b) The Plan shall remain in effect for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

(c) The Plan may be terminated without penalty at any time by a vote of (i) a majority of the Qualified Trustees or (ii) a vote of a majority of the Class A outstanding voting securities of the Fund.

SECTION 5. AMENDMENT

The Plan may be amended at any time by the Board, provided that (i) any material amendments to the Plan shall be effective only upon approval of the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan shall be effective only upon the additional approval a majority of the Class A outstanding voting securities of the Fund.

SECTION 6. COMPLIANCE WITH FUND GOVERNANCE STANDARDS

While the Plan is in effect, the Trust will comply with the fund governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.

SECTION 7. TERMINATION OF THE PLAN

In the event that the Plan is terminated in accordance with its terms or not continued with respect to the Class A shares, (i) no distribution services fees (other than current amounts accrued but not yet paid) would be owed by the Fund to the Distributor with respect to Class A shares and (ii) the Fund would not be obligated to pay the Distributor for any amounts expended under the Distribution Plan not previously recovered by the Distributor from distribution services fees in respect of shares of Class A.

SECTION 8. MISCELLANEOUS

(a) The terms “majority of the outstanding voting securities” and “interested person” shall have the meanings ascribed thereto in the Act.

(b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

APPENDIX A

Series of Fund

Aegis High Yield Fund

SK 23261 0002 1299058

Form of Rule 12b-1 Related Agreement

Date

From: Quasar Distributors, LLC
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution Plan (the “Plan”) adopted. (the “Trust”), on behalf of (the “Fund”), a series of the Trust, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”).  The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting thereon.  Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund’s shareholders.

1.           To the extent you provide distribution and marketing services in the promotion of the Fund’s shares and/or services to Fund shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A.  We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority.

2.           You shall furnish us with such information as shall reasonably be requested by the Board of Trustees, on behalf of the Fund, with respect to the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.           We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.           This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Disinterested Trustees, on 60 days’ written notice, without payment of any penalty.  In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Trust and us and shall terminate immediately in the event of its assignment.  This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.           This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting thereon.  All communications to us should be sent to the above address.  Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Quasar Distributors, LLC

By: _________________________
James Schoenike, President

Accepted:

____________________________
(Dealer or Service Provider Name)

____________________________
(Street Address)

____________________________
(City)(State)(ZIP)

____________________________
(Telephone No.)

____________________________
(Facsimile No.)

By: _________________________
(Name and Title)

Schedule A
to the
Rule 12b-1 Related Agreement

For all services rendered pursuant to the Dealer Agreement, we shall pay you a fee based on the average daily net assets of Class Shares, of the Funds, as applicable, which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record.  The amount of the 12b-1 fee for each Fund is described and set forth in each Fund’s current prospectus.

We shall make the determination of the net asset value of each class of shares of the Funds, which determination shall be made in the manner specified in the Funds’ current prospectuses, and pay to you, on the basis of such determination, the fee specified, to the extent permitted under the Plans.